                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-43497

                             PROSPECTUS SUPPLEMENT
                             DATED OCTOBER 15, 1998
                   TO THE PROSPECTUS DATED FEBRUARY 25, 1998

                               WORLD ACCESS, INC.

     World Access, Inc. (the "Company") has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated February 25, 1998 relating to (i) the Company's $115,000,000 aggregate principal amount of Convertible Subordinated Notes due 2002 (the "Notes") issued in private placements on October 1, 1997 and October 28, 1997 and the shares of common stock, $.01 par value, of the Company (the "Common Stock") that are issuable upon conversion of thereof (the "Conversion Shares"), and (ii) 2,545,642 shares of Common Stock.

     Fifty Two Thousand (52,000) shares of the One Hundred Two Thousand Nine Hundred Twenty Five (102,925) shares of Common Stock held by Largo Holdings, Ltd., a family limited partnership organized under the laws of the State of Texas ("Largo"), have been distributed to Joseph W. Forbes, Jr., Largo's sole limited partner, pursuant to the terms of Largo's limited partnership agreement. As a result, the table relating to the Restricted Shares set forth in the Prospectus under the caption "SELLING SECURITYHOLDERS" is hereby supplemented as follows:

                                                 BEFORE OFFERING                      AFTER OFFERING
                                       ------------------------------------   ------------------------------
                                       NUMBER OF SHARES   NUMBER OF SHARES    NUMBER OF SHARES   PERCENT OF
                                         BENEFICIALLY      REGISTERED FOR       BENEFICIALLY     OUTSTANDING
NAME                                        OWNED            SALE HEREBY           OWNED           SHARES
----                                   ----------------   -----------------   ----------------   -----------
Largo Holdings, Ltd..................       50,925             50,925                0                *
Joseph W. Forbes, Jr. ...............       52,000             52,000                0                *

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* Denotes less than one percent.